Exhibit 12.1

Equity Office Properties Trust
Statement of Earnings to Fixed Charges
(Dollars in thousands)

	For the years ended December 31,
	2004	2003	2002	2001	2000
Income before income taxes, allocation to minority interests, income from investments in unconsolidated joint ventures and gain on sale of real estate	$108,243	$429,493	$632,032	$482,547	$419,821

Plus Fixed Charges:
Interest expense	835,385	819,730	809,033	727,253	521,746
Capitalized interest	4,648	10,089	20,466	23,537	14,277
Loan amortization cost	15,337	6,976	4,964	15,170	11,344

Fixed charges	855,370	836,795	834,463	765,960	547,367

Plus amortization of capitalized interest	2,708	2,043	1,636	1,226	1,026
Plus distributed income of investments in unconsolidated joint ventures	66,829	87,624	149,224	82,409	63,942
Less capitalized interest	(4,648)	(10,089)	(20,466)	(23,537)	(14,277)
Less minority interest in pretax income of subsidiaries that have not incurred fixed charges	(3,954)	(2,193)	(2,345)	(2,333)	(768)

Total	60,935	77,385	128,049	57,765	49,923

Earnings	$1,024,548	$1,343,673	$1,594,544	$1,306,272	$1,017,111

Fixed charges	$855,370	$836,795	$834,463	$765,960	$547,367

Earnings to fixed charges	1.2	1.6	1.9	1.7	1.9